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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Star Scientific, Inc. and Subsidiaries
Petersburg, Virginia

     As former independent certified public accountants for Star Tobacco and Pharmaceuticals, Inc., we hereby consent to the use in this Registration Statement filed on Forms S-1 for Star Scientific, Inc. and Subsidiaries of our report included herein, which has a date of March 24, 1998, relating to the balance sheet of Star Tobacco and Pharmaceuticals, Inc. as of December 31, 1997 and the related statements of operations, cash flows, and stockholders' deficit for the year then ended.



                                 Keiter, Stephens, Hurst, Gary, & Shreaves, P.C.


Richmond, Virginia
March 11, 2000